Contact: Joanne Freiberger
Vice President and Treasurer
813-739-1808
Investorrelations@masonite.com

MASONITE INTERNATIONAL CORPORATION ADDS NEW BOARD MEMBER

(Tampa, FL, September 30, 2013) - Masonite International Corporation (NYSE: DOOR) today announced that Mr. Rick J. Mills, former Corporate Vice President and President of the Components Group of Cummins, Inc., was elected to the company’s Board of Directors effective immediately, expanding the size of the Board to eight members. Mr. Mills was also appointed to the Board's Audit Committee on the same date, replacing Robert J. Byrne, who resigned as a member of the Board's Audit Committee.

“Rick brings a wealth of experience from his extensive involvement with a successful global manufacturing company. He is a welcome addition to our Board,” said Robert J. Byrne, Chairman of the Board of Directors.

Mr. Mills spent 37 years with Cummins, Inc., most recently serving as the Corporate Vice President and President of the Components Group from 2005 to 2008. Prior to that he served Cummins in a number of financial and operational roles, including Vice President and Group President of Filtration and Corporate Controller.

“I am honored to join the Masonite Board and work with this exceptional team,” Mills said. “Masonite has been a leader across the door industry for decades and I look forward to sharing my experiences and contributing to the future direction and growth of the company.”

Mr. Mills also currently serves as a director of Commercial Metals Company (NYSE: CMC) and Flowserve Corporation (NYSE: FLS).

He holds a BS in Accounting from North Carolina Agricultural & Technical State University.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 6,000 customers in 70 countries. Additional information about Masonite can be found at www.masonite.com.